Exhibit 99.1

Zygo Corporation and Subsidiaries

Laurel Brook Road P.O. Box 448 Middlefield, Connecticut 06455-0448

Voice: 860-347-8506 Fax: 860-347-8372

January 15, 2009

VIA HAND DELIVERY

Brian Monti
44 Northington Drive
Avon, CT 06001

Dear Brian:

In accordance with our conversations, this letter will specifically modify the employment agreement, dated as of May 24, 1999 between you and Zygo Corporation (the “Employment Agreement”), and the terms and conditions of your employment in the Employment Agreement, as modified by this letter shall hereinafter be referred to as the Amended Employment Agreement.

In light of the pending merger between Zygo and Electro Scientific Industries, Inc. (“ESI”), Section 2 of the Employment Agreement is hereby modified to reflect that your employment will cease on the earlier of the effective date of the contemplated merger between Zygo and ESI or the date when a formal announcement is made that any such merger will not occur (the “Employment Cessation Date”).

From now until the Employment Cessation Date, you will no longer be Senior Vice President, Display Solutions, as set forth in Section 1 of the Employment Agreement, and you will be placed on special assignment. In this special assignment, you will be expected to perform such duties and functions that may be assigned to you in accordance with Section 8 of the Employment Agreement, including without limitation transitioning all of your present duties to Kevin Maddy, and ensuring that such transition of your duties is carried out in a cooperative, good faith manner in your interactions with customers and other employees.

On the Employment Cessation Date, and provided that you comply with your obligations to perform your duties in good faith and as directed during your special assignment, you will be entitled to receive the following payments and benefits, which shall be in lieu of any and all of the benefits and payments to which you may otherwise have been entitled as a result of the termination of your employment with Zygo, including specifically but without limitation the payments and benefits set forth in Sections 5, 6 and 9 of the Employment Agreement:

1

(i)

the amount of $127,040, less applicable tax withholding and less your share (as if you were still an employee) of the premium cost of the six months of continuing group medical and dental insurance coverage described in (iii) below, payable in one lump sum payment within 14 days of the Employment Cessation Date;

(ii)

receipt and entitlement to your current office computer (but not any of Zygo’s proprietary information or software embedded or included therein) for your personal use. For clarity, you agree that you shall not be entitled to, nor have any ownership or other rights in, and that Zygo shall be entitled to delete or otherwise remove from such computer, any information, date or software which Zygo determines in its sole discretion is owned by or proprietary or confidential to Zygo or any of its customers, suppliers, or business relationships; and

(iii)

continued existing group medical and dental insurance coverage (provided you elect such continuing coverage under COBRA), AD&D and long term disability coverage in effect for you on the Employment Cessation Date, for a period of the lesser of six months from the Employment Cessation Date or until you are covered by another plan; provided, however, that to the extent Zygo’s benefit programs do not provide for the continuation of benefits after termination of employment, Zygo will pay to you the funds necessary to obtain reasonably equivalent coverage, or, in the case of long term disability coverage, an amount which Zygo in good faith estimates to have been the six-month cost to Zygo of such coverage for you during your employment. Such continuing group medical and dental insurance coverage will be provided under COBRA (assuming you elect same), it being understood, however, that, with respect to the first six months of such coverage, you will only be required to pay the amount of premiums you would otherwise have been required to pay if you had remained covered as an active employee. If your group medical and/or dental insurance coverage terminates before it has been in effect for at least six months, you will be entitled to receive a refund of the amount of the unused premium withheld pursuant to (i) above, less applicable tax withholding.

All of the remaining terms contained in the Employment Agreement, including without limitation Sections 11, 12, 13, 15 and 19, will, of course, remain in effect until the Employment Cessation Date and, to the extent set forth in the Employment Agreement, thereafter; provided, however, that for purposes of computing the Non-Competitive Period (as such term is defined in the Employment Agreement), the “final severance payment” shall be deemed to mean the date six months after the Employment Cessation Date.

Zygo appreciates your past contributions to the company and anticipates that you will continue to conduct yourself in a professional manner until the end of our employment relationship and beyond. If this letter amendment accurately reflects the agreement between you and Zygo, please indicate your agreement by signing in the space indicated below.

Sincerely,

/s/ J. Bruce Robinson
J. Bruce Robinson

Agreed and Accepted

/s/ Brian J. Monti
Brian J. Monti